Exhibit 99.1

ProPetro Holding Corp. Announces Pricing of Secondary Public Offering of Common Stock

MIDLAND, TX, May 10, 2018 — ProPetro Holding Corp. (the “Company”) has announced the pricing of an underwritten public offering of 12,000,000 shares of its common stock by certain selling securityholders (collectively, the “selling securityholders”). The underwriters intend to offer the shares to the public at a price of $19.10 per share.  The selling securityholders have also granted the underwriters a 30-day option to purchase up to an additional 1,800,000 shares of common stock. The Company’s shares of common stock trade on the New York Stock Exchange under the ticker symbol “PUMP.”  The offering is expected to close on May 14, 2018, subject to customary closing conditions.

The gross proceeds from the sale of the shares by the selling securityholders are expected to be approximately $229.2 million. The Company will not receive any proceeds from the sale by the selling securityholders of shares of the Company’s common stock.

Goldman Sachs & Co. LLC and Barclays Capital Inc. are acting as joint book-running managers for the offering.

Once it becomes available, potential investors can obtain a copy of the written prospectus supplement and the accompanying base prospectus from:

Goldman Sachs & Co. LLC

Attention: Prospectus Department

200 West Street

New York, NY 10282

Telephone: (866) 471-2526

Facsimile: 212-902-9316

Email: prospectus-ny@ny.email.gs.com

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (888) 603-5847

Email: Barclaysprospectus@broadridge.com

The common stock will be sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the “SEC”).  The shelf registration statement is available on the SEC’s website at www.sec.gov under the registrant’s name, “ProPetro Holding Corp.” This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may only be made by means of a written prospectus supplement and related base prospectus.

Contacts:

Sam Sledge
Director — Investor Relations

(432) 688-0012

sam.sledge@propetroservices.com